EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

NATIONAL LOAN EXCHANGE, INC.,
as the Company;

DAVID LUDWIG,
as Seller;

and

HERITAGE GLOBAL, INC.,
as Buyer

i

ii

List of Exhibits and Schedules

Exhibits
Exhibit A	-	Lease Agreement
Exhibit B	-	Employment Agreement

Schedules
Schedule 4.1	-	Organization
Schedule 4.3(a)	-	Consents and Approvals
Schedule 4.4	-	Capitalization
Schedule 4.5	-	Subsidiaries
Schedule 4.7(a)	-	Company Indebtedness
Schedule 4.7(b)	-	No Undisclosed Liabilities
Schedule 4.7(c)		Closing Costs
Schedule 4.8	-	Absence of Certain Changes
Schedule 4.9	-	Legal Proceedings
Schedule 4.10	-	Compliance with Law
Schedule 4.11	-	Environmental Matters
Schedule 4.12	-	Material Contracts
Schedule 4.13	-	Taxes
Schedule 4.14	-	Employees
Schedule 4.15	-	Employee Benefits
Schedule 4.16	-	Labor Relations
Schedule 4.17	-	Real Properties and Related Matters
Schedule 4.18(a)	-	Proprietary Rights
Schedule 4.18(c)	-	Infringement
Schedule 4.19	-	Brokers, Finders, and Investment Bankers
Schedule 4.20	-	Insurance
Schedule 4.23(a)	-	Transactions with Affiliates
Schedule 4.23(b)	-	Transactions with Affiliates (Business Employee)
Schedule 4.25	-	Accounts Receivables and Bad Debts
Schedule 4.28	-	Bank Accounts
Schedule 5.2	-	No Violations
Schedule 8.2(a)	-	Consents to Material Contracts

iii

STOCK PURCHASE AGREEMENT

             THIS STOCK PURCHASE AGREEMENT is effective as of May 31, 2014 (“Effective Date”) by and among National Loan Exchange, Inc., an Illinois corporation (the “Company”); Heritage Global, Inc., a Florida corporation (“Buyer”); and David Ludwig (the “Seller”).

P R E A M B L E

             WHEREAS, the Company is engaged in the Business (as defined below);

             WHEREAS, Seller owns all of the issued and outstanding equity interests of common stock of the Company (the “Shares”); and

             WHEREAS, at the Closing (defined below), Seller desires to sell to Buyer for cash, and Buyer desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions contained in this Agreement.

             NOW, THEREFORE, in consideration of the premises and of the covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

             1.1         Definitions. The following words and terms as used in this Agreement shall have the following meanings:

             “Action” means any claim, action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.

             “Affiliate” with reference to a specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any other Person who is an officer or director of the specified Person and who owns or controls 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of such specified Person or any of its Affiliates, (c) any Person of which any Company Party (or other specified Person) shall, directly or indirectly, beneficially own at least ten percent (10%) of such Person’s outstanding equity securities, or (d) in the case of a specified Person who is an individual, any immediate family member, uncle, aunt, nephew, niece or first cousin of such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

             “Agreement” means, collectively, this Stock Purchase Agreement, all Exhibits and Schedules and all amendments made hereto and thereto in accordance with their terms.

             “Allocation of Purchase Price” has the meaning specified in Section 7.2(j)(i) .

             “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, or other requirement of any Authority (including common law) applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, general partners, members, managers, employees, consultants, or agents (in connection with such officer’s, director’s, general partner’s, member’s, manager’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

             “Benefit Plans” has the meaning specified in Section 4.15(a) .

             “Business” means the business of purchasing and selling distressed financial assets, facilitating such purchases and sales and other operations of any of the Company Parties as of the Effective Date or transferred to Company Parties at or prior to Closing in accordance with this Agreement.

             “Business Employees” has the meaning specified in Section 4.14.

             “Business Insurance Policies” has the meaning specified in Section 4.20.

             “Buyer” has the meaning specified in the introductory paragraph to this Agreement.

             “Buyer Documents” means this Agreement and each agreement, document or instrument required to be delivered or caused to be delivered by Buyer in connection with this Agreement and the Contemplated Transactions.

             “Buyer Indemnified Parties” has the meaning specified in Section 9.1.

              “Buyer’s Tax Indemnity” has the meaning specified in Section 7.2(d)(ii) .

             “Calculation Period” means (a) the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, and (b) each of the twelve (12) month periods ending on the second, third and fourth anniversaries of the Effective Date, respectively.

             “Closing” have the meanings specified in Section 3.1.

             “COBRA” has the meaning specified in Section 4.15(f) .

             “Code” means the Internal Revenue Code of 1986, as amended.

             “Company” has the meaning specified in the introductory paragraph to this Agreement.

             “Company Indebtedness” means (a) all indebtedness of the Company Parties for borrowed money, (b) all obligations of the Company Parties for the deferred purchase price of property or assets, (c) all obligations of the Company Parties evidenced by notes, bonds, debentures or other similar instruments, (d) all capital leases, (e) any letters of credit issued under letter of credit facilities or other similar facilities, (f) all indebtedness of any other Person guaranteed in any manner by any Company Party, which in the case of clauses (a) through (f), shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, including breakage costs, all of which Company Indebtedness is described on Schedule 4.7(a).

             “Company Parties” means the Company and its wholly-owned Subsidiaries, NLEX, LLC and Solutions Management Group International, LLC.

             “Contemplated Transactions” means the purchase and sale of the Shares and the execution, delivery and performance of and compliance with this Agreement and all other Contracts, documents and instruments to be executed and delivered pursuant to this Agreement.

             “Contract” means any contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license (excluding any off-the-shelf, shrink-wrap, or click-wrap licenses or website terms of use), franchise agreement, concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

             “Disclosure Schedules” has the meaning specified in Article 4.

             “Dollars” or “$” shall mean the United States Dollar.

             “Earn-Out Period” means the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date.

             “EEOC” has the meaning specified in Section 4.16.

             “Employment Agreement” has the meaning specified in Section 8.2(j) ..

             “Environmental Laws” has the meaning specified in Section 4.11(a) ..

             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

             “ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company within the meaning of Section 414 of the Code, as amended.

             “Financial Statements” means the consolidated balance sheet of the Company Parties as of December 31, 2011, 2012 and 2013, and the related income statements for the years then ended, and the monthly balance sheet and related monthly income statement of the Company Parties for the four months ending April 30, 2014.

             “Governmental Authority” means any government, any governmental or quasi governmental entity, department, commission, board, bureau, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, local or foreign.

             “Governmental Order” means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

             “Hazardous Substances” has the meaning specified in Section 4.11(a) .

             “Key Employees” means David Ludwig, Aaron Hadam, Tom Ludwig or Chris Jenkins.

             “Knowledge” means, with respect to any Company Party making a representation to its “knowledge” (whether or not capitalized) those facts and circumstances actually known by any of David Ludwig, Aaron Hadam, Tom Ludwig, Norm Slaznik or Chris Jenkins.

             “Law” shall mean any law, statute, ordinance, regulation, rule, notice requirement, court decision, agency guideline, principle of law and order of any foreign, federal, state or local government and any other governmental department or agency, including environmental, healthcare, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

             “Lease Agreement” has the meaning specified in Section 8.2(1) .

             “Leased Real Property” has the meaning specified in Section 4.17.

             “Liability” means any indebtedness, obligation or other liability (whether absolute, accrued, matured, contingent, known or unknown, fixed or otherwise, determined or determinable or whether due or to become due), including without limitation, any fine, penalty, expense, judgment, award or settlement respecting any judicial administrative or arbitration proceeding, damage, loss, claim or demand.

             “Licensed IP” means all of the intellectual property rights licensed to any Company Party which are used in the Business.

             “Liens” means any security interest, pledge, mortgage, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

             “Losses” has the meaning specified in Section 9.1.

             “Material Adverse Effect” means any event, fact, circumstance, condition, development, change in, effect or occurrence that, individually or in the aggregate with any other event, fact, circumstance, condition, development, change in, effect or occurrence, has had or could reasonably be expected to have a materially adverse effect on the business, assets, operation, condition (financial or otherwise), or results of operations of the Business, taken as a whole.

             “Material Contracts” has the meaning specified in Section 4.12.

             “NLRB” has the meaning specified in Section 4.16.

             “Permits” has the meaning specified in Section 4.10.

             “Permitted Liens” means liens for mechanics’ and materialmen’s liens and workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of the Business, the obligations of which are not overdue or otherwise delinquent.

             “Person” means an individual, firm, partnership, limited liability company, association, unincorporated organization, trust, corporation, or any other entity or organization including, without limitation, a government or political subdivision or any department, agency or instrumentality thereof.

             “Proprietary Rights” means all of the following intellectual property rights owned by, issued to or licensed to any Company Party which are used in the Business, that, now or hereafter, may be secured throughout the world: (a) patents, patent rights, patent applications, patent disclosures and inventions and improvements thereto (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions, renewals or reexaminations thereof; (b) internet domain names, trademarks, service marks, trade dress, logos, domain names, trade names and corporate names together with all goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations, applications for registration and renewals thereof; (d) trade secrets and confidential business information; (e) computer software, data, data bases, systems and related documentation; (f) other proprietary rights; (g) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (h) licenses granting any rights with respect to any of the foregoing.

             “Purchase Price” shall mean an amount equal to $2,000,000 minus the amount of Company Indebtedness as of Closing (whether paid off by Buyer at the Closing or remaining outstanding after the Closing as an obligation of any Company Party in accordance with Section 2.2(b)(i)) .

             “Real Property Leases” has the meaning specified in Section 4.17.

             “Section 338(h)(10) Election” has the meaning set forth in Section 7.2(j)(i) .

             “Seller” has the meanings specified in the introductory paragraph of this Agreement.

             “Seller Closing Costs” means the fees and expenses of any legal counsel to Seller and any Company Party and any other attorneys, accountants, advisors, consultants, investment bankers, finders or agents to Seller or any Company Party incurred in connection with the Contemplated Transactions at or prior to Closing.

             “Seller Documents” means this Agreement and each agreement, document or instrument required to be delivered or caused to be delivered by Seller or any Company Party in connection with this Agreement and the Contemplated Transactions.

             “Seller’s Tax Indemnity” has the meaning specified in Section 7.2(d)(i) .

             “Shares” has the meaning specified in the Preamble hereto.

             “Subsidiary” shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, and/or (c) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

             “Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any Governmental Authority (whether payable directly or by withholding and including any tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest, penalty (civil or criminal), or additional amounts imposed by, any Governmental Authority with respect thereto.

             “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             “Transfer Taxes” has the meaning specified in Section 7.2(d) .

             “Warn Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101-2109 and related regulations, as amended.

             1.2         Interpretation. The following provisions shall govern the interpretation of this Agreement:

                             (a)         Headings or captions are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

                             (b)         Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing individuals shall include Persons and vice versa.

                             (c)         Reference to any Person includes such Person’s successors and assigns, if applicable, but only if such successors and assigns are permitted by this Agreement.

                             (d)         With respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

ARTICLE 2
PURCHASE AND SALE

             2.1         Sale and Purchase of the Company Stock; Contribution. At the Closing (i) Seller shall sell, assign, convey and transfer to Buyer all of the Shares, and shall deliver to Buyer the stock certificates representing all the Shares, with duly executed stock powers reasonably satisfactory to Buyer, in proper form for transfer, free and clear of all Liens, except for the Permitted Liens, and (ii) Buyer shall pay and deliver the Purchase Price with respect to the Shares in the manner and as set forth in Section 2.2 below.

             2.2         Purchase Price.

                             (a)         At the Closing, Buyer shall pay to Seller an aggregate amount equal to the Purchase Price, subject to adjustment as provided in Section 2.3 in immediately available funds by wire transfer to an account designated by Seller.

                             (b)         At the Closing, Company shall (i) repay the Company Indebtedness outstanding immediately prior to the Closing in full to the party or parties entitled thereto, except to the extent Buyer determines such Company Indebtedness shall remain outstanding after the Closing, and (ii) pay the Seller Closing Costs to the Persons to whom they are owed.

             2.3         Purchase Price Adjustment.

                             (a)         Effective Date Adjustment.

             (i)         At Closing, Seller shall provide Buyer with an estimated balance sheet of the Company as of the open of business on the Effective Date (the “Closing Balance Sheet”) and a statement of the estimated Closing Working Capital. “Closing Working Capital” means (x) the sum of the non-cash and cash current assets of the Company Parties and the cash of the Company Parties that exceeds two hundred fifty thousand dollars ($250,000), less (y) the current liabilities of the Company Parties. Prior to the Closing, Seller shall have removed all cash from the Company, except for two hundred fifty thousand dollars ($250,000) (“Seller Loan”) which Seller will provide at Closing, through cash immediately available to the Seller including any of the Purchase Price being paid by Buyer, as a loan to Company and which shall not be considered in the calculation of the Company’s Closing Working Capital. The calculation of Closing Working Capital shall not include Company Indebtedness to be paid at Closing as provided in Subsection 2(b) above.

             (ii)         At Closing, if the Closing Working Capital is less than $0, the Purchase Price will be decreased by the amount which the Closing Working Capital is less than $0. If the Closing Working Capital is greater than $0, the Purchase Price at Closing will be increased by the amount which the Closing Working Capital exceeds $0. The term “Adjusted Purchase Price”, as used herein, shall mean the Purchase Price at Closing as increased or decreased (if at all) by this Section 2.3(a) .

                             (b)         Post-Effective Date Purchase Price Adjustment.

             (i)         The Closing Balance Sheet and the Seller’s calculation of Closing Working Capital delivered by Seller to Buyer shall be conclusive and binding upon the Parties unless Buyer, within sixty (60) calendar days after Closing notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The Parties shall in good faith attempt to resolve any such dispute. If the Parties do not reach an agreement in resolving any and all such disputes within twenty (20) calendar days after notice is given by Seller to Buyer pursuant to the second preceding sentence, the parties shall jointly select and engage an independent accounting firm (other than Buyer’s or Seller’s accounting firm) (the “Independent Accountant”) to resolve any remaining disputes regarding the Closing Balance Sheet and the Seller’s calculation of Closing Working Capital. If the parties cannot agree on the selection of an independent accounting firm to act as the Independent Accountant, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as Independent Accountant, the Independent Accountant shall determine (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and Seller, each containing a computation of and explanation of the basis for its computation of Closing Working Capital (the final submission made by Buyer and Seller to the Independent Accountant being referred to herein as such Party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Closing Working Capital. Such written report shall be conclusive and binding on the Parties. All proceedings conducted by the Independent Accountant shall take place in Edwardsville, Illinois. In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.3 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs and expenses of the Independent Accountant shall be borne solely by the party whose calculation of Closing Working Capital, as reflected in such party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Closing Working Capital as determined by the Independent Accountant.

           (ii)         Upon final determination of the actual Closing Working Capital as provided in Section 2.3(b)(i), the following shall occur: (A) if the actual Closing Working Capital is more than the estimated Closing Working Capital determined by Seller at Closing, then the Adjusted Purchase Price shall be increased by such excess and Buyer shall promptly, but no later than seven (7) days after such final determination, pay the amount of such difference to Seller and (B) if the actual Closing Working Capital is less than the estimated Closing Working Capital determined by Seller at Closing, Buyer shall deduct such deficiency as follows: (1) from the Seller Loan, and (2) if the Seller Loan is insufficient to fully pay the deficiency, Seller shall promptly pay such difference to Buyer. Any payment pursuant to this Section 2.3(b)(ii) shall be made at a mutually convenient time and place by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to the account of such other Party as may be designated in writing by such other Party. After the final determination of the actual Closing Working Capital, Buyer shall pay to Seller within five (5) days any portion of the Seller Loan not used to satisfy adjustments pursuant to this Section 2.3(b)(ii) .

                             (c)         Purchase Price Adjustment. Any payment pursuant to this Section 2.3 shall be treated for all Tax purposes as an adjustment to the Purchase Price.

             2.4         Earn Out Payment.

                             (a)         As additional Purchase Price for the Shares, Buyer shall pay to Seller with respect to each Calculation Period an amount, if any (each, an “Earn-out Payment”), equal to the Net Profits (defined below) of the Company Parties during the applicable Calculation Period; provided, that in no event shall Buyer be obligated to pay Seller Earn-Out Payments exceeding five million dollars ($5,000,000) in the aggregate. “Net Profits” shall mean the product of: (A) fifty percent (50%) multiplied by (B) the sum of (i) gross revenues actually received by the Company Parties in connection with the operation of the Business, minus (ii) all Losses of the Company Parties customarily incurred by the Company Parties over the ordinary course of their doing business unless otherwise approved by Seller, minus (iii) all expenses of the Company Parties, whether paid by any Company Party or by Buyer or its Affiliates on behalf of any Company Party (including without limitation, all Company Party overhead expenses, salaries, bonuses, benefits and perquisites paid to employees and independent contractors of any Company Party, commissions, fees and other payments made to third parties and Losses incurred by any Company Party), that are customarily incurred by the Company Parties or its Affiliates, as the case may be, over the ordinary course of their doing business unless otherwise approved by Seller, minus (iv) the Overhead Expenses (defined below), and minus (v) the Capital Expenses (defined below). “Overhead Expenses” shall mean all overhead expenses of Buyer arising out of or relating to Buyer’s compliance with its obligations as a public company, which are allocated to the Company Parties in Buyer’s reasonable discretion and approved by Seller in Seller’s reasonable discretion. “Capital Expenses” shall mean any funds provided by Buyer for transactions to be consummated by any Company Party, provided that the terms of such funding shall be consistent with terms available from unrelated third parties and mutually agreed upon by Buyer and Seller.

                             (b)         Procedures Applicable to Determination of the Earn-out Payments.

             (i)         On or before the date which is sixty (60) days after the last day of each Calculation Period (each such date, an ”Earn-Out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Net Profits for the applicable Calculation Period and its calculation of the resulting Earn-Out Payment (in each case, an “Earn-Out Calculation.

             (ii)         Seller shall have ten (10) days after receipt of the Earn-Out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-Out Calculation Statement and the Earn-Out Calculation set forth therein. During the Review Period, Seller shall have the right to inspect the books and records of any Company Party during normal business hours at such Company Party’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Profits and the resulting Earn-Out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-Out Calculation set forth in the Earn-Out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-Out Calculation Objection Notice”) to Buyer. Any Earn-Out Calculation Objection Notice shall specify the items in the applicable Earn-Out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-Out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-Out Calculation set forth in the Earn-Out Calculation Statement shall be final and binding on the Parties hereto. If Seller timely delivers an Earn-Out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Profits and the Earn-Out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within fifteen (15) days after such an Earn-Out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Calculation as promptly as practicable, but in no event greater than fifteen (15) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Net Profits that is the subject of the applicable Earn-Out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Net Profits differ from Net Profits as finally determined by the Independent Accountant.

                             (c)         Timing of Payment of Earn-out Payments. Any Earn-Out Payment that Buyer is required to pay pursuant to Section 2.4(a) hereof shall be paid in full no later than five (5) days following the date upon which the determination of Net Profits for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.4(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-Out Calculation Objection Notice).

                             (d)         Post-Closing Operation of the Company Parties. Subject to Section 7.6 of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company Parties.

                             (e)         Treatment of Earn-Out payment. Any payment pursuant to this Section 2.4 shall be deemed part of the Purchase Price.

ARTICLE 3
THE CLOSING

             3.1         Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 2, 2013. The Closing shall take place at the offices of Harwell Howard Hyne Gabbert & Manner, P.C., 333 Commerce Street, Suite 1500, Nashville, Tennessee 37201, or such other place or in such other manner, electronic or otherwise, as shall be mutually agreed upon by the parties. Closing shall be effective as of 11:59 p.m. on the Effective Date (the “Effective Time”).

           3.2         Closing Deliveries of Seller and the Company Parties.

                             (a)         Instruments of Transfer and Assignment; Certificates. At the Closing, Seller shall execute and deliver, or cause to be delivered, to Buyer the instruments, certificates and other documents effecting transfer that are identified in Section 2.1, as well as other such documents reasonably requested by Buyer to effect the Contemplated Transactions.

                             (b)         Other Deliveries. At the Closing, the Company Parties and Seller shall execute and deliver, or cause to be executed delivered to Buyer, the instruments, certificates and other documents identified in Section 8.2.

             3.3         Closing Deliveries of Buyer.

                             (a)         Purchase Price. At the Closing, Buyer shall deliver the Purchase Price as provided in Section 2.2.

                             (b)         Other Deliveries. At the Closing, Buyer shall execute and deliver, or cause to be delivered to Seller, the instruments, certificates and other documents identified in Section 8.1(a) .

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY PARTIES AND THE BUSINESS

             Except as specifically set forth on the disclosure schedules attached to this Agreement (the “Disclosure Schedules”), as a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions, the Company represents and warrants to Buyer that the statements contained in this Article 4 are true and correct as of the Effective Time. All representations and warranties made in this Article 4 with respect to each Company Party shall be deemed to be made (as applicable) with respect to any predecessor entities.

             4.1         Organization. Each Company Party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. Each Company Party is duly qualified to transact business, and is in good standing as a foreign entity in each jurisdiction where the character of its activities requires such qualification, which jurisdictions are set forth on Schedule 4.1. The Company has heretofore made available to Buyer accurate and complete copies of the charter, bylaws and other organizational documents of each Company Party, as the case may be, as currently in effect, and has made available to Buyer copies of its minute books and equity records, and such books and records are accurate and complete.

             4.2         Authorization. Each Company Party has full power and authority to execute and deliver this Agreement (as applicable) the Seller Documents and to perform its obligations under this Agreement and the Seller Documents and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Seller Documents by each Company Party and the performance by each Company Party of its obligations hereunder and thereunder and the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of each Company Party. This Agreement and each of the other Seller Documents have been duly executed and delivered by each Company Party (as applicable) and is or once executed shall be the legal, valid and binding agreement of such Company Party, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies.

             4.3         No Violations.

                             (a)         Consents and Approvals. Except as set forth in Schedule 4.3(a), the execution, delivery and performance of this Agreement and the Seller Documents, the consummation of the Contemplated Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement and the Seller Documents do not and shall not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) the charter or other organizational document of any Company Party, (ii) any Contract to which any Company Party is a party or by which any Company Party (or any of its respective properties or assets) is subject or bound, (iii) any Governmental Order to which any Company Party is a party or by which such Seller or any of its respective properties or assets is bound, or (iv) any Law applicable to such Seller.

                             (b)         Except as set forth on Schedule 4.3(a), no consent, approval, order or authorization of, or registration, declaration, notice or filing with, any (i) Governmental Authority or other Person or (ii) party to a Contract is required in connection with the execution, delivery or performance of this Agreement and the Seller Documents by any Company Parties or the consummation of the Contemplated Transactions.

             4.4         Capitalization. The authorized and issued and outstanding equity interests of each Company Party (and each beneficial owner thereof) are as set forth on Schedule 4.4. The Shares of the Company and equity of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned as set forth on Schedule 4.4. Except as set forth on Schedule 4.4, there are no other equity interests of any Company Party outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating any Company Party or issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional equity interests of any Company Party or obligating any Company Party to grant, extend or enter into any such Contract. No Person has any rescission rights with respect to any issuance of equity interests of any Company Party. There are no registration rights agreements, shareholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any equity interests of any Company Party.

             4.5         Subsidiaries. The direct and indirect Subsidiaries of each Company Party are listed on Schedule 4.5. The Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries. There are no outstanding options, or other rights of any kind to acquire any equity interests of any Subsidiary or securities convertible into or exchangeable for such interests. Except as set forth on Schedule 4.5, no Company Party owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities).

             4.6         Financial Statements.

                             (a)         The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Financial Statements are true, complete and accurate in all respects and fairly present the financial condition and results of operations of each Company Party as of the dates and for the periods indicated thereon.

                             (b)         With the exception of the liabilities set forth in the Financial Statements and the liabilities incurred in the ordinary course of the business of each Company Party since the December 31, 2013, no Company Party has any liabilities with respect to the Business of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due. There are no conditions existing with respect to the properties, assets or personnel of any Company Party that might adversely affect the Shares, the assets or the financial condition or prospects of the Business.

                             (c)         Each Company Party has designed and maintains disclosure controls and procedures to ensure that material information relating to the Company Party is made known to such Company Party’s executive officers by others employed by such Company Party. Each Company Party has designed and maintains internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are could affect such Company Party’s ability to record, process, summarize and report financial information.

             4.7         Company Indebtedness; No Undisclosed Liabilities.

                             (a)         Except as set forth on Schedule 4.7(a), there is no Company Indebtedness.

                             (b)         Other than as disclosed on Schedule 4.7(b), to the Knowledge of Company, there are no Liabilities of any Company Party, other than Liabilities disclosed or provided for in the Financial Statements or incurred in the ordinary course of business consistent with past practice since December 31, 2013 (none of which result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

                             (c)         Schedule 4.7(c) sets forth all of the Seller Closing Costs.

             4.8         Absence of Certain Changes. Except as set forth in Schedule 4.8, since December 31, 2013, each Company Party has operated the Business only in the usual and ordinary course consistent with past practice, and without limiting the generality of the foregoing there has not occurred any event, circumstance or condition that has had or that could reasonably be expected to have a Material Adverse Effect and no Company Party has (nor has it committed or agreed to, whether by written Contract or otherwise):

                             (a)         permitted or allowed any of its assets or properties, whether tangible or intangible, to be mortgaged, pledged or made subject to any Lien, other than Permitted Liens that shall be released at or prior to Closing;

                             (b)         incurred any Liability except in the ordinary course of business consistent with past practice;

                             (c)         incurred any Company Indebtedness or suffered any bad debt;

                             (d)         suffered any change in its business relationship with any of its customers, distributors or suppliers;

                             (e)         entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment Contract;

                             (f)         made any loan to, or entered into any other transaction or Contract with, any of its equity holders, directors, officers, employees and consultants;

                             (g)         delayed or postponed the payment of any accounts payable or commissions or any other Liability or agreed or negotiated with any Person to extend the payment date of any accounts payable or commissions or any other Liability or accelerated the collection of (or discounted) any accounts or notes receivable or made any changes to the customary methods of operations of such Person;

                             (h)         cancelled any of its debts or waived any claims or rights, or sold, transferred or otherwise disposed of any properties or assets (real, personal or mixed, tangible or intangible), except in transactions in the ordinary course of business and consistent with past practice, such as the sale of inventory and the use of supplies;

                             (i)         declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or

                             (j)         made any Tax election or changed an existing election or settled or compromised any Liability with respect to Taxes of any Company Party.

             4.9         Legal Proceedings. Except as set forth in Schedule 4.9, there are no (and in the last 3 years, there have been no) Actions pending or threatened by or against any Company Party or the Business and, to the Knowledge of the Company, there is no reasonable basis for any such Action. Except as set forth on Schedule 4.9, no Company Party is subject to or bound by any Governmental Order or any settlement agreement.

             4.10       Compliance with Law. Schedule 4.10 sets forth all authorizations, accreditations, approvals, licenses and orders of and from all Governmental Authorities held by any Company Party (the “Permits”). Only the Permits marked with an asterisk on Schedule 4.10 are required to carry on the Business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Contracts to which it is a party. Except as is set forth on Schedule 4.10, no suspension, cancellation or termination of any Permit is threatened other than the expirations of Permits requiring renewal in the ordinary course of business, and, to the Knowledge of the Company, there is no basis therefor. Except as is set forth on Schedule 4.10, the Company Parties are in compliance with all Applicable Laws and Permits to which the Business and the Company Parties are subject, and no Company Party has received any claim or notice that they are not in such compliance.

             4.11       Environmental Matters.

                             (a)         For purposes of this Agreement, the term “Environmental Laws” shall mean all foreign, federal, state and local laws, regulations, ordinances, decrees and orders relating to the environment, health and safety, including, without limitation, regulation of Hazardous Substances or any other material or substance which constitutes a health, safety or environmental hazard to any person or property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1980, as amended. For the purposes of this Agreement, the term “Hazardous Substances” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is defined, listed or identified as hazardous (whether a substance, material or waste), “toxic,” “pollutant” or “contaminant” pursuant to Environmental Laws, including, without limitation asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, mold, petroleum or petroleum products and any other material or substance limited, controlled or regulated under any applicable Environmental Laws.

                             (b)         Except as set forth on Schedule 4.11: (i) each Company Party is and has been in compliance in all material respects with all Environmental Laws, and does not have any Liabilities under any Environmental Laws with respect to any properties and assets (whether real, personal or mixed) in which such Company Party has or had an ownership, leasehold or other interest; (ii) no Company Party has received at any time any citation, notice or other communication from any Governmental Authority regarding any alleged, actual or potential violation by such Company Party of any Environmental Law, or any alleged, actual or potential obligation by such Company Party to undertake or bear the cost of any Liabilities under any Environmental Law, and (iii) there are no Hazardous Substances present in, on, under or emanating from any property leased or operated by any Company Party, or any property formerly owned, leased or operated by any Company Party, in violation of any applicable Environmental Laws, or which may give rise to any common law or legal Liability of any Company Party, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation.

             4.12       Material Contracts. Schedule 4.12 sets forth a correct and complete list of the following Contracts to which any Company Party is a party with respect to the Business (the “Material Contracts”):

                             (a)         all Contracts evidencing or otherwise relating to obligations for Company Indebtedness;

                             (b)         all existing Contracts (other than those described in subparagraphs (a) or (c), and any of the Company’s Benefit Plans) to which any Company Party is a party or by which any Company Party or its properties or assets may be bound (i) involving an annual commitment or annual payment by any party thereto of more than $10,000 individually, (ii) which have a fixed term extending more than twelve months from the date hereof and which involve cumulative payments in excess of $25,000, or (iii) which is likely to result in payment by any party thereto of $10,000 over the twelve months following the date hereof, in each case individually, or which are otherwise material to the Business and operations of any Company Party;

                             (c)         all Contracts imposing a noncompetition obligation on any Company Party or other restriction on the business activities of any Company Party or use of information in the Business in any location, including, without limitation, exclusive dealing obligations;

                             (d)         all Contracts with customers of any Company Party;

                             (e)         Real Property Leases;

                             (f)         Capital or operating leases or conditional sales agreements;

                             (g)         employment, collective bargaining, severance, stay bonuses, retention, consulting, employee benefit and similar plans and Contracts;

                             (h)         Contracts under which any Company Party is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, or Contracts under which a Company Party is obligated to pay liquidated damages;

                             (i)         Contracts between any Company Party and any stockholder, director, partner, officer or employee or other Affiliate of any Company Party, or its Affiliates;

                             (j)         joint venture, partnership or similar agreements;

                             (k)         barter, currency, hedge or broker Contracts;

                             (l)         any settlement agreements pursuant to which any Company Party is entitled to, or obligated to make, future payments (whether lump sum or by installment); or

                             (m)         to the extent not covered above, any other Contract material to any Company Party or the Business.

             Correct and complete copies of all Material Contracts, including all amendments thereto, have been provided to Buyer. The Material Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms with respect to the Company Party that is party to such Material Contract (as applicable) and are valid and enforceable in accordance with their respective terms with respect to any other party thereto. Except as reflected in Schedule 4.12, there have been no amendments, assignments, modifications or supplemental arrangements to or with respect of any Material Contract, and no consents or notices are required for the Company to execute this Agreement or perform the Contemplated Transactions. There is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the Contemplated Transactions) which constitutes or which, with notice, the happening of an event and/or the passage of time would constitute a breach, default or event of default by any Company Party or would cause the acceleration of any obligation of any Company Party, give rise to any right of termination or cancellation by any party other than a Company Party or cause the creation of any Lien on any of the assets of any Company Party, nor does any Company Party have Knowledge of, and a Company Party has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. There are no renegotiations of, or attempts to renegotiate or outstanding rights to renegotiate, any terms or provisions of any Material Contract and no Person has made a demand for such renegotiations.

             4.13         Taxes.

                             (a)         The Company Parties have each timely filed all Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. All Tax Returns filed by any Company Party were complete and correct in all respects, and such Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status and other matters of the respective Company Party and any other information required to be shown thereon.

                             (b)         The Company Parties have each, as applicable, timely paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. Each Company Party has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. All Taxes that have not yet become due and payable on or at the Effective Date have been adequately reserved in the Financial Statements in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Company. None of the Tax Returns filed by any Company Party contains a disclosure statement under former Section 6661 of the Code or current Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of the Company Parties’ assets, other than Liens for Taxes not yet due and payable and for which there are adequate reserves in accordance with GAAP.

                             (c)         None of the Tax Returns filed by any Company Party or Taxes paid or payable by any Company Party have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, threatened. No Company Party has received from any Governmental Authority (including jurisdictions where any Company Party has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to any Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Company Party.

                             (d)         None of the Company Parties are currently the beneficiary of any extension of time within which to file any Tax Return, and no Company Party has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All elections with respect to Taxes affecting any Company Party, as of the date hereof, are set forth in Schedule 4.13.

                             (e)         No Company Party shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Effective Date, (iii) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition transaction made on or prior to the Effective Date, (v) prepaid amount received on or prior to the Effective Date; or (vi) election under Section 108(i) of the Code.

                             (f)         None of the shares of outstanding capital stock or other equity interest of any Company Party is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No Company Party has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

                             (g)         No Company Party is a party to or bound by any Tax allocation or sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). No Company Party has been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company). No Company Party has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502 -6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

                             (h)         The unpaid Taxes of each of the Company Parties did not, as of the date of this Agreement, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the December 31, 2013 balance sheet of each such Company Party, if any, and shall not exceed such reserve as adjusted for the passage of time through the Effective Date in accordance with the reasonable past custom and practice of each such Company Party in filing Tax Returns. No Company Party shall incur any liability for Taxes from the date of this Agreement through the Effective Date other than in the ordinary course of business and consistent with reasonable past practice.

                             (i)         Schedule 4.13 hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by any Company Party. No claim has ever been made by a Governmental Authority in a jurisdiction where a Company Party does not file Tax Returns that a Company Party is or may be subject to Tax in that jurisdiction. No Company Party has nor has never had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

                             (j)         Seller has delivered to Buyer correct and complete copies of all Tax Returns, and any corresponding examination reports and statements of deficiencies assessed against or agreed to by any Company Party since January 1, 2011. Each Company Party has disclosed on its respective federal Tax Return, if any, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Schedule 4.13 sets forth the following information with respect to each Company Party as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Contemplated Transactions): the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution of each Company Party. No Company Party is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and treasury regulation section §1.6011 -4(b). No Company Party has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Governmental Authority).

                             (k)         For purposes of this Section 4.13 and Section 7.3 any reference to any Company Party shall be deemed to include any Person that merged with or was liquidated into any such Company Party.

                             (l)         The Company (and any predecessor of the Company) has been a valid S corporation up to and including the Effective Date.

                             (m)         The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the §338(h)(10) election. The Company has not, in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

             4.14       Employees. Schedule 4.14 contains a correct and complete list of all of (a) the officers, (b) directors and (c) employees of each Company Party (collectively, the “Business Employees”), including the name, date and location of employment, current title, and the following information: tenure with Company Party, salary, bonus and all other benefits and compensation. Each of the employment agreements entered into by the Company and the Key Employees in connection with this Agreement identifies and accurately reflects the amounts historically paid by the Company to the Key Employees as compensation. Except as set forth on Schedule 4.14, no increase in the salary, bonus, benefits or other compensation (other than normal periodic increases in base compensation applied on a basis consistent with that of prior years with respect to Business Employees who are not officers or directors of any Company Party) of any Business Employee has been made (or promised) during the twelve (12) month period prior to the Effective Date. Other than as set forth in Schedule 4.14, no Company party has entered into any Contract with respect to severance payments nor does any Company Party have any policy with respect to the payment of severance. To the Knowledge of the Company, no Business Employee intends (or has announced an intention) to terminate employment with any Company Party.

             4.15       Employee Benefits.

                             (a)         Schedule 4.15 sets forth a true and complete list of (i) each “employee benefit plan” as defined in Section 3(3) of ERISA, and (ii) each bonus or other incentive compensation, stock option, stock purchase, or other equity-related award, deferred compensation, severance pay, change in control, retention, salary continuation, sick leave, vacation pay, leave of absence, paid time off, loan, educational assistance, legal assistance, and other material fringe benefit plan, program, agreement or arrangement, in each case (i) which are currently maintained or contributed to by any Company Party or ERISA Affiliate, (ii) which was maintained or contributed to by any Company Party or ERISA Affiliate within the past seven (7) years or (iii) with respect to which any Company Party or ERISA Affiliate has any liability or obligations to any current or former officer, employee, or service provider of any Company Party or ERISA Affiliate, or the dependents or beneficiaries of any thereof, regardless of whether funded, (collectively, the “Benefit Plans”). With respect to each Benefit Plan, true, correct and complete copies of the following documents (if applicable), have been delivered to Purchaser or its counsel: (i) the most recent plan document constituting the Benefit Plan and all amendments thereto, and any related trust documents (including a description of any unwritten Benefit Plan), (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the Form 5500 and attached schedules filed with the Internal Revenue Service for the past three (3) fiscal years, and (iv) for any Benefit Plan intended to be qualified under Section 401 of the Code, the most recent determination letter or opinion letter upon which the Benefit Plan is entitled to rely issued by the Internal Revenue Service and no event has occurred which would reasonably be expected to cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code.

                             (b)         Each Company Party and all ERISA Affiliates have performed and complied in all material respects with all of their respective obligations under or with respect to the Benefit Plans, and each Benefit Plan complies and has been administered and operated in compliance in all material respects in accordance with its terms and with all Applicable Laws, including but not limited to the Code and ERISA. Each Benefit Plan intended to be qualified under Section 401 of the Code has received a determination letter or, if a prototype plan, an opinion letter upon which the Benefit Plan is entitled to rely issued by the Internal Revenue Service and no event has occurred which would reasonably be expected to cause any Benefit Plan to become disqualified for purposes of Section 401(a) of the Code.

                             (c)         None of the Benefit Plans is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and no Company Party nor any ERISA Affiliate have maintained, been required to contribute to or been required to pay any amount with respect to a “multiemployer plan” at any time. None of the Benefit Plans is subject to Title IV of ERISA or to the funding requirements of Section 412 of the Code or Section 302 of ERISA, and none of the Company Parties or any ERISA Affiliate have ever had any obligation to or liability for (contingent or otherwise) with respect to any such Benefit Plan. None of the Company Parties or any ERISA Affiliate has ever maintained, been required to contribute to or been required to pay any amount with respect to a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA).

                             (d)         Each Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all respects according to the requirements of Section 409A of the Code, and no Company Party has been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. None of Company Parties has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

                             (e)         All contributions and premiums (including all employer contributions and employee salary reduction contributions) that are due with respect to any Benefit Plan have been made within the time periods prescribed by Applicable Law or by the terms of such Benefit Plan or any agreement relating thereto to the respective Benefit Plan, and all contributions, liabilities or expenses of any Benefit Plan (including workers’ compensation) for any period ending on or before the Effective Date which are not yet due shall have been paid or accrued on the relevant balance sheet in accordance with GAAP on or prior to the Effective Date.

                             (f)         Except for health care continuation requirements under Section 4980B of the Code and Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state law, no Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of any Company Party or any ERISA Affiliate or their beneficiaries and dependents for any period of time beyond the termination of employment. All group health plans of the Company Parties have been operated in compliance in all respects with the applicable requirements of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees. Each Company Party and each Benefit Plan that is a health plan has complied with the Patient Protection and Affordable Care Act.

                             (g)         All required reports, Tax Returns, documents and plan descriptions of the Benefit Plans have been timely filed with the Internal Revenue Service, the U.S. Department of Labor and/or, as appropriate, provided to participants in the Benefit Plans.

There are no pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to the Seller’s Knowledge, none are threatened.

                             (h)         The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or payment, or increase the amount, of compensation to any employee, officer, former employee or former officer of any Company Party. No Benefit Plans or other contracts or arrangements provide for payments that would be triggered by the consummation of the transactions contemplated by this Agreement that would subject any person to excise tax under Section 4999 of the Code, and no Company Party has made any payments, is obligated to make any payments and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5)(A)(ii) of the Code).

                             (i)         No Lien exists with respect to any of the assets of any Company Party or any ERISA Affiliate which were imposed pursuant to the terms of the Code or ERISA.

                             (j)         None of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the transactions (alone or in conjunction with any other event) will (i) entitle any employee or other individual providing services to any Company Party to any compensation or benefit or (ii) result in any termination, breach or violation of, or default under, or limit the sponsoring Company Party’s right to amend, modify or terminate any Benefit Plan. No Company Party or any ERISA Affiliate has announced any intention, made any amendment or binding commitment, or given any written or oral notice providing that any Company Party (i) will create additional Benefit Plans covering the employees of Company Party, (ii) will increase benefits promised or provided pursuant to any Benefit Plan, or (iii) will not exercise after the Effective Date any right or power it may have to terminate, suspend or amend any Benefit Plan.

                             (k)         Each individual who performs services for any Company Party is properly classified as an employee or an independent contractor and each employee of any Company Party is properly classified as nonexempt or exempt.

             4.16       Labor Relations. Except as set forth on Schedule 4.16, each Company Party is in compliance in all material respects with all Applicable Laws and Governmental Orders respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as set forth on Schedule 4.16, there is no: (a) discrimination charge pending before the Equal Employment Opportunity Commission (the “EEOC”) or any EEOC recognized state “referral agency” or threatened against or involving or affecting such Company Party; (b) unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board (the “NLRB”) or threatened against or involving or affecting such Company Party; (c) labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving or affecting such Company Party and no NLRB representation question exists respecting any of their respective Business Employees; (d) grievance or arbitration proceeding pending and no written claim therefor exists; and (e) collective bargaining agreement that is binding on such Company Party. Within the preceding five (5) years, no Company Party has implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” shall be implemented before the Effective Date without advance notification to and approval of Buyer, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Effective Date.

             4.17       Real Properties and Related Matters. Schedule 4.17 sets forth a correct and complete list of all of the real property leased (the “Leased Real Property”) by any Company Party as of the date of this Agreement, and Schedule 4.17 also identifies each lease agreement to which each Leased Real Property is subject and to which any Company Party is a party, including each amendment thereto (collectively, the “Real Property Leases”). No Company Party owns any real property and no real property is used in connection with the Business other than the Leased Real Property. All of the rental and other payments payable under each Real Property Lease by any Company Party are current, no notice of default has been given under such Real Property Lease either by the landlord or by the tenant thereunder, and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute a default thereunder.

             4.18       Proprietary Rights.

                             (a)         Schedule 4.18(a) sets forth all of the Proprietary Rights and the Licensed IP necessary for the operation of the Business as it is currently conducted. Each Company Party owns all right, title and interest in and to the Proprietary Rights set forth on Schedule 4.18(a), free and clear of all Liens (except for Permitted Liens), and have the right to use all of the Licensed IP set forth on Schedule 4.18(a) as it is currently used in the Business. The Company Parties’ rights in the Proprietary Rights are valid, subsisting and enforceable.

                             (b)         No loss or expiration of any Company Party’s Proprietary Rights has occurred prior to the Closing, and no loss or expiration of any such Proprietary Rights has been threatened.

                             (c)         Except as set forth on Schedule 4.18(c), (i) there have been no written claims made against any Company Party asserting the invalidity, misuse or unenforceability of any of its Proprietary Rights or Licensed IP, (ii) such Company Party has not received any written notices of any infringement or misappropriation by, or conflict with, any third party with respect to any Proprietary Rights or Licensed IP (including any demand or request that such Company Party license any rights from a third party), (iii) the conduct of the Business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any proprietary rights of other Persons, and (iv) no Person has infringed upon or is currently infringing upon any Proprietary Rights of any Company Party. The consummation of the Contemplated Transactions shall have no adverse effect on the right, title or interest in and to or use of the Proprietary Rights or Licensed IP and all of such Proprietary Rights and Licensed IP shall be owned or available for use by Buyer on substantially identical terms and conditions immediately after the Closing.

             4.19       Brokers, Finders and Investment Bankers. Except as set forth on Schedule 4.19, no Company Party, Seller, nor any of the executive officers, directors or Affiliates of any Company Party has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Contemplated Transactions.

             4.20       Insurance. Schedule 4.20 sets forth a complete and accurate list and brief description (in each case specifying the insurer, the amount of coverage and the type of insurance) of all insurance policies issued in favor of any Company Party or the Business, or pursuant to which any Company Party is named insured or otherwise a beneficiary in respect of the Business (the “Business Insurance Policies”) and all claims pending under the Business Insurance Policies, all of which have been properly reported to the insurance carriers and there has been no reservation of rights that has been issued by any insurance carrier that may jeopardize coverage, except in each case as set forth on Schedule 4.20. As of the date hereof, each Company Party is covered by valid and currently effective Business Insurance Policies issued in favor of such Company Party that are customary and adequate for companies of similar size in the industry and locales in which such Company Party operates. All Business Insurance Policies listed in Schedule 4.20 are in full force and effect, all premiums due thereon have been paid and Seller has complied in all material respects with the provisions of such policies. All liability policies are on an “occurrence” basis. No Company Party has received any notice of cancellation or non-renewal or proposed increase in the premiums payable for coverage under any such Business Insurance Policy. There are no outstanding surety or performance bonds with respect to the Business.

             4.21       Title to Properties. Each Company Party has good and valid title to (or in the case of leased assets, valid and enforceable rights in) all of the tangible assets used or held for use by such Company Party in connection with the Business, including all such assets reflected in the Financial Statements or acquired since December 31, 2013, free and clear of all Liens, except for the Permitted Liens.

             4.22       Condition of Properties. The improvements, machinery, equipment, furniture, fixtures, inventory and tangible personal property owned, leased or held by any Company Party for use in the Business are in the aggregate in such condition and repair as are consistent with and suitable for their present uses, there are no material defects in any of the assets used in the Business and the properties are in compliance in all material respects with, and properly permitted under, all applicable codes and other Laws.

             4.23       Transactions with Affiliates.

                             (a)         Except as set forth in Schedule 4.23(a), no shareholder, officer, director or other Affiliate of any Company Party, or any direct or indirect relative of any such Person, or any entity in which any such Person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such Persons), has any interest in (a) any Contract with any Company Party relating to the Business or otherwise, (b) any loan or Contract for or relating to any Company Indebtedness or other indebtedness with any Company Party, (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of any Company Party, or (d) any business or entity that competes with any Company Party.

                             (b)         Except for Tom Ludwig, no Business Employee is an immediate family member, uncle, aunt, nephew, niece or first cousin of Seller.

             4.24       Adequacy of Assets. The assets of each Company Party include all tangible and intangible assets, property and rights useful, held for use, used in or required for use in the operation of the Business in the manner operated during the twelve (12) month period preceding the Effective Date, and are sufficient to conduct the operations of the Business as currently conducted. All right, title and interest in and to the assets of David Ludwig Properties, LLC that relate to the Business, including the FSU Assets (defined below) and office equipment that relate to the Business, have been assigned, transferred and delivered to Company prior to the Effective Date. For clarity, all real estate owned by David Ludwig Properties, LLC will remain the property of such entity and not be property of Company. “FSU Assets” shall mean the agreement(s) between any Company Party or David Ludwig Properties, LLC and Florida State Unlimited Realty, Inc., and all rights and business arising out of or relating to such agreement(s).

             4.25       Accounts Receivable and Bad Debts. Schedule 4.25 attached hereto sets forth a complete and accurate list of all accounts receivable of each Company Party as of March 31, 2014, which list sets forth the aging of such accounts receivable. Each account receivable listed on Schedule 4.25 is a valid and enforceable claim and subject to no set-off or counterclaim (except as reflected in the Financial Statements or otherwise in the ordinary course of business), is genuine and subsisting, and shall be collected in the ordinary course of business within ninety (90) days after the date on which it is due and payable.

             4.26       Books and Records. The books and records of each Company Party and the accounts of each Company Party reflect in all material respects, the transactions, assets and Liabilities of each Company Party. No Company Party has engaged in any material transaction with respect to its Business, maintained any bank account for its Business, or used any of the funds of such Person in the conduct of its Businesses, except for transactions, bank accounts and funds which have been and are reflected in the books and records of such Person.

             4.27       Powers of Attorney. No Company Party has granted a power of attorney to any Person to act or execute documents on behalf of such Company Party.

             4.28       Bank Accounts. Schedule 4.28 sets forth each of the bank accounts of each Company Party and the Business Employees who are authorized signatories with respect to such accounts.

             4.29       No Material Misstatements or Omissions. Neither this Agreement, the Schedules or Exhibits hereto, nor any certificate or document furnished by any Company Party pursuant to this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

             Except as specifically set forth on the Disclosure Schedules, as a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller hereby represents and warrants to Buyer that the statements contained in this Article 5 are true and correct on the Effective Date.

             5.1         Authorization. This Agreement and each agreement, document or instrument required to be delivered by Seller hereby or in connection herewith has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies. There is no Action pending or threatened that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the Contemplated Transactions. To Seller’s Knowledge, there is no fact, event or circumstance that reasonably could be expected to give rise to any suit, Action or in the aggregate would have a Material Adverse Effect upon the consummation of the Contemplated Transactions.

             5.2         No Violations. Except as set forth in Schedule 5.2 hereto, the execution, delivery and performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and the consummation of the Contemplated Transactions do not and shall not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any Contract to which Seller is a party or by which he (or any respective properties or assets) is subject or bound, (b) any Governmental Order to which Seller is a party or by which he or any of his respective properties or assets is bound, or (c) any Law applicable to Seller or any of his respective assets. Except as set forth on Schedule 5.2, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with Seller’s execution, delivery or performance of this Agreement and each agreement, document or instrument required to be delivered by him hereby or in connection herewith.

             5.3         Brokers, Finders and Investment Bankers. Except as disclosed in the Company Disclosure Schedules, Seller has not employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the Contemplated Transactions.

             5.4         Title to Shares. Seller is the record and beneficial owner of, and has good and valid title to, the Shares listed on Schedule 4.4 opposite his name, free and clear of all Liens at Closing, which Shares represent all of the capital stock or other equity interests of the Company held or beneficially owned by Seller. Seller has not granted any option or right to purchase Shares other than to Buyer pursuant to this Agreement. Seller is not a party to or bound by any agreement, option, warrant, right, contract, call or put that requires, or upon the passage of time or occurrence of any other event would require, the payment of money or transfer of any of Shares to anyone other than Buyer.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

             As a material inducement to Company and Seller to enter into this Agreement and consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller that the statements contained in this Article 6 are true and correct on the Effective Date.

             6.1         Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

             6.2         Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions provided for herein. The execution and delivery of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith by Buyer and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and each agreement, document or instrument required to be delivered by Buyer hereby or in connection herewith have been when executed at Closing duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditor’s rights generally, general equitable principles and the discretion of the courts in granting equitable remedies.

             6.3         No Violations. The execution, delivery and performance of this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith, the consummation of the Contemplated Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement do not and shall not, violate or conflict with (a) any terms or provisions of Buyer’s organizational documents, (b) any Contract to which Buyer is a party (or by which it or its properties or assets) is subject to or bound, (c) any Governmental Order to which Buyer or any of its properties or assets is bound, or (d) any Law applicable to Buyer or any of its assets, except for such violations which would not have in the aggregate a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions.

             6.4         Brokers and Finders. No broker, finder or other financial consultant has acted on Buyer’s behalf in connection with this Agreement or the Contemplated Transactions in such a way as to create any liability of Seller or the Company.

ARTICLE 7
CERTAIN COVENANTS AND AGREEMENTS

             7.1         Announcements. Each Company Party, Seller and Buyer shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the Contemplated Transactions to the financial community, Governmental Authorities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release, and no Seller shall not make any such announcement without Buyer’s express consent to the content thereof.

             7.2         Tax Matters.

                             (a)         General. Seller shall be responsible for all Tax liabilities of the Company Parties for Tax periods, or portions thereof, ending prior on or before the Effective Date.

                             (b)         Filing Responsibility. The following provisions shall govern the allocation of responsibility and payment of Taxes as between Buyer and Seller for certain Tax matters following the Effective Date:

                                             (i)         Seller shall, or shall cause the Company to prepare and file, on a timely basis, all Tax Returns that are required to be filed by the Company Parties (taking account of extensions) prior to the Effective Date and shall pay all Taxes with respect thereto.

                                             (ii)        Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Effective Date which are required to be filed after the Effective Date, and shall provide each such Tax Return to Buyer for review, comment and revision at least twenty (20) days before the date such Tax Return is filed. Such Tax Returns shall be prepared in a manner consistent with past practice. Seller shall make any revisions to such Tax Returns as reasonably requested by Buyer prior to filing such Tax Returns. Notwithstanding anything in this Agreement to the contrary, no review or deemed review of any Tax Return by Buyer pursuant to this Section 7.2(b) shall affect any Buyer indemnification rights, or any of Seller’s obligations hereunder.

                                             (iii)       Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company Parties for Tax periods which begin before the Effective Date and end after the Effective Date, and shall provide each such Tax Return to Seller for review and comment at least twenty (20) days before the date such Tax Return is filed. Such Tax Returns shall be prepared in a manner consistent with past practice. Notwithstanding anything in this Agreement to the contrary, no review or deemed review of any Tax Return by Buyer pursuant to this Section 7.2(b) shall affect any Buyer indemnification rights, or any of Seller’s obligations hereunder. Seller shall pay to Buyer within fifteen (15) days before the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Effective Date. For purposes of this Section 7.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Effective Date, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, gains or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Date. Any credits relating to a Tax period that begins before and ends after the Effective Date shall be taken into account as though the relevant Tax period ended on the Effective Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with GAAP.

                                             (iv)         In the case of any Tax Return due after the Effective Date that is required to be signed by Buyer (or any officer or other authorized representative of any thereof), Seller shall send a copy of such Tax Return to Buyer no later than forty-five (45) days, in the case of Tax Returns that are filed less frequently than monthly, and five (5) days, in the case of all other Tax Returns, prior to the date on which such Tax Return is due and, subject to Buyer’s review, comments and revisions, Buyer shall sign or cause to be signed by the relevant appropriate Person, as applicable, such Tax Return and send such signed Tax Return back to Seller no later than seven (7) days prior to the date on which such Tax Return is due, in the case of Tax Returns that are filed less frequently than monthly, and no later than the earlier of (A) two (2) days prior to the date on which such Tax Return is due and (B) five (5) days after receipt of such Tax Return by Buyer, in the case of all other Tax Returns.

                             (c)         Tax Proceedings. If, subsequent to the Effective Date, a party to this Agreement shall receive notice of a Tax proceeding with respect to Taxes the payment of which is the responsibility of the other party to this Agreement or for which the other party to this Agreement would have an indemnification obligation under Section 7.2(e) hereof, the party receiving such notice shall promptly notify the other party in writing of such Tax proceeding, provided that the failure of such party to give such notice to the other party shall not relieve the party responsible for the Tax of such party’s indemnification obligations under Section 7.2 hereof, except to the extent that party to be indemnified under Section 7.2(e) hereof can demonstrate actual loss and prejudice as a result of such failure. With respect to any Tax proceeding for which: (i) Seller acknowledges in writing that Seller is liable under Section 7.2(e) for all Losses relating thereto and (ii) Buyer reasonably believes that Seller shall indemnify Buyer for all such Losses, Seller shall be entitled to control, in good faith, all proceedings taken in connection with such Tax proceeding with counsel satisfactory to Buyer; provided, however, that (x) Seller shall promptly notify Buyer in writing of his intention to control such Tax proceeding, (y) in the case of a Tax proceeding relating to Taxes of the Company Parties for a Tax period beginning before and ending after the Effective Date, Seller and Buyer shall jointly control all proceedings taken in connection with any such Tax proceeding, and (z) if any Tax proceeding could reasonably be expected to have an adverse effect on Buyer, the Company Parties, or any of their Affiliates in any Tax period beginning after the Effective Date, the Tax proceeding shall not be settled or resolved without Buyer’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Seller of the commencement of any Tax proceeding and Seller does not, within fifteen (15) days after Buyer’s notice is given, give notice to Buyer of his election to assume the defense thereof (and in connection therewith, acknowledge in writing Seller’s indemnification obligations hereunder), Seller shall be bound by any determination made in such Tax proceeding or any compromise or settlement thereof effected by Buyer. Buyer and the Company Parties shall use their reasonable efforts to provide Seller with such assistance as may be reasonably requested by Seller in connection with a Tax proceeding controlled solely or jointly by Seller.

                             (d)         Transfer and Similar Taxes. All real property transfer taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (collectively, “Transfer Taxes”) shall be borne solely by Seller. Seller, in the case of Transfer Taxes and corresponding Tax Returns due prior to the Effective Date, and Buyer, in the case of corresponding Tax Returns due on or after the Effective Date, shall cause the Company Parties to remit payment for such Transfer Taxes and duly and timely file such Tax Returns, and Seller shall cooperate in (i) determining the amount of Transfer Taxes, (ii) providing all requisite exemption certificates and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Taxing Authorities.

                             (e)         Tax Indemnification.

                                             (i)         Seller shall indemnify Buyer for Taxes: (1) attributable to Tax periods (or portions thereof) ending on or before the Effective Date; and (2) without duplication arising from breach of representations or warranties set forth in Section 4.13 hereof, and (3) pursuant to Section 7.2(d) . Seller’s indemnification obligations under this Section 7.2(e) are referred to herein as the “Seller’s Tax Indemnity”.

                                             (ii)         Buyer shall indemnify Seller for Taxes attributable to Tax periods (or portions thereof) ending after the Effective Date. Seller’s indemnification obligations under this Section 7.2(d)(ii) are referred to herein as the “Buyer’s Tax Indemnity”.

                                             (iii)         For purposes of this Section 7.2(e) and the calculation of any indemnity payable or amount recoverable under this Agreement, any interest, penalties or additions to Tax accruing with respect to a liability for Taxes for which a party to this Agreement is entitled to recover from the another Party to this Agreement shall be deemed to be attributable to a Tax period with respect to which the a Party to this Agreement is required to indemnify the other Party to this Agreement.

                             (f)         Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

                             (g)         Payments. A party to this Agreement may by written notice to another party to this Agreement make a claim for indemnification or recovery under this Section 7.2 and shall include in a notice of any claim for indemnification pursuant to this Section 7.2 a calculation of the amount of the requested indemnity or recovery payment. Within ten (10) days after the indemnity or recovery calculation has been resolved, the party to this Agreement liable for such taxes shall pay the indemnified party the recovery or indemnification amount determined to be due.

                             (h)         Access and Assistance. Buyer, each Company Party, Seller and their Affiliates shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each shall retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.

                             (i)         Refunds. All refunds for Taxes for Tax periods ending on or prior to the Effective Date shall be the property of Seller and any such refunds shall be paid to Seller by the Company promptly upon receipt; provided, however, Seller shall not be entitled to any refund, or portion thereof, if such refund, or portion thereof, is the result of the carryback of any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a Tax period ending on or after the Effective Date. To the extent any refund from one jurisdiction is treated as income to another jurisdiction, any Tax owed to such other jurisdiction on account of such refund shall reduce the amount paid to Seller under this Section 7.2(i) .

             7.3         Further Assurances. From time to time after the Closing, without further consideration, each Company Party and Seller, on the one hand, and Buyer, on the other hand, at their own respective expense, shall execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably necessary or appropriate to effectuate, carry out and comply with the terms of this Agreement and the Contemplated Transactions.

             7.4         Filings and Notifications; Cooperation. Within the applicable time period prescribed by Legal Requirements, Buyer shall, and shall cause its affiliates to, make all filings and notifications required by applicable Law to be made by them in connection with the Contemplated Transactions. Seller shall cooperate with Buyer as necessary in connection with such filings and notifications. Buyer shall, and shall cause its affiliates to, cooperate with Seller, any Company Party, or their affiliates (a) with respect to all filings and notifications that Seller, any Company Party, or their affiliates shall be required by applicable Law to make in connection with the Contemplated Transactions and (b) in obtaining any necessary consents under any Contract.

             7.5         Buyer’s Benefit Plans. At Closing, Buyer shall provide employees of the Company Parties the opportunity to participate in all employee health and welfare benefit plans, and practices maintained by Buyer for its employees generally in accordance with the terms of such plans and practices as in effect from time to time. After Closing, Buyer and Seller will cooperate to review the benefit plans provided by Buyer for its employees and the employees of the Company Parties and consider potential changes to and improvements in such benefits plans. Employees of the Company Parties shall receive credit for their pre-Closing tenure with the Company Parties for purposes of determining the benefits to which they are entitled under Buyer’s benefit plans. Employees of the Company Parties shall receive credit for their pre-Closing tenure with the Company Parties for purposes of determining the benefits to which they are entitled under Buyer’s benefit plans.

             7.6         No Material Change in Business of Company Parties. Until such time as Buyer has satisfied its obligations under Section 2.4 of this Agreement, Buyer agrees that Buyer will not materially alter the business of the Company Parties without the written consent of the Seller.

ARTICLE 8
CONDITIONS

             8.1         Conditions to Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived in writing by Seller in his sole discretion):

                             (a)         Closing Deliveries. Buyer shall deliver (or cause the delivery of) each of the following deliverables on or before the Effective Date:

                                             (i)         the Purchase Price to be paid in accordance with Section 2.2; and

                                            (ii)         a certificate of Buyer certifying to the incumbency of the officers of Buyer executing this Agreement and any other documents being executed in connection with the consummation of the Contemplated Transactions and attaching all requisite resolutions of Buyer’s governing body approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

             8.2         Conditions to Obligations of Buyer. The obligations of Buyer to effect this Agreement and Contemplated Transactions shall be subject to the fulfillment at or prior to the Closing of each of the following conditions (unless waived by Buyer in writing in its sole discretion):

                             (a)         Closing Deliveries. The Company Parties and Seller shall deliver (or cause the delivery of) each of the following deliverables:

                                             (i)         Lien Releases. Payoff letters, releases, UCC-3 termination statements and Lien discharges and any other documents reasonably requested by Buyer reflecting the satisfaction in full of any Liens filed against any Company Party (other than the Permitted Liens), each in a form reasonably acceptable to Buyer; and

                                             (ii)         Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (domestic or foreign) required to be obtained by any Company Party in connection with the execution, delivery and performance of this Agreement shall have been obtained or made. All consents required from third parties that are listed on Schedule 8.2(a) attached hereto in order for the Company and Seller to consummate the Contemplated Transactions shall have been obtained and the Company shall have provided Buyer with reasonable evidence of such consent.

                             (b)         Other Notices. All notices, reports and other filings required to be made prior to the Closing by the parties hereto with any Person in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions shall have been made or obtained in form and substance reasonably satisfactory to Buyer.

                             (c)         Company Indebtedness Repaid; All Liens Released. The Company shall have paid in full all Company Indebtedness in accordance with the instructions of the applicable lenders and provided evidence thereof to Buyer. All Liens pertaining to the Business shall be released of record and there shall be no Liens in respect of the assets of any Company Party except Permitted Liens.

                             (d)         Material Adverse Effect. No Material Adverse Effect shall have occurred, and no events, circumstances, facts, conditions or developments shall exist that reasonably could be expected to result in a Material Adverse Effect.

                             (e)         Resignations. The Company Parties shall have delivered, or cause to be delivered, to Buyer the resignations of all of the officers and directors of each Company Party, such resignations to be effective as of the Closing.

                             (f)         Termination of the Company’s Benefit Plans. Unless directed otherwise by Buyer, (i) the Company Parties shall have adopted resolutions providing that no additional contributions shall be made to or with respect to any Benefit Plan maintained, sponsored or contributed to by any Company Party that is intended to qualify under Section 401(a) of the Code (“Company Retirement Plan”) after the day immediately preceding the Effective Date, and that the Company’s participation and sponsorship of Company Retirement Plan shall be terminated effective on the day immediately preceding the Effective Date; (ii) the sponsorship of the Company Retirement Plan, together with all liabilities and obligations with respect thereto, shall be assumed by Ludwig Farmstead Creamery effective the day immediately preceding the Effective Date; and (iii) the Company Parties shall have taken all other action required or advisable to so terminate the Company’s participation in and sponsorship of the Company Retirement Plan. The Company Parties and/or Seller, as applicable, shall allow Buyer to review such resolutions prior to their adoption and shall cooperate with Buyer to make any changes to such resolutions reasonably requested by Buyer.

                             (g)         Minute Books and Stock Record Books. The Company Parties shall have delivered to Buyer their respective original minute books and stock record books.

                             (h)         Assignments. The Company shall provide fully executed assignments or other agreements evidencing that David Ludwig Properties, LLC has contributed all assets held by it, and relating to the Business, to the Company, including the FSU Assets.

                             (i)         Lease Agreement. The Company shall provide a fully executed lease agreement with David Ludwig Properties, LLC, for the premises at 10 Sunset Hills Professional Center, Edwardsville, Illinois 62025 in a form substantially similar to Exhibit A attached hereto and incorporated herein by reference (“Lease Agreement”).

                             (j)         Employment Agreement. The Company shall provide a fully executed employment agreement for each of the Key Employees in a form substantially similar to Exhibit B attached hereto and incorporated herein by reference (“Employment Agreement”).

ARTICLE 9
INDEMNIFICATION

             9.1         Indemnification by Seller.

                             (a)         Seller hereby agrees to indemnify, defend and hold harmless, the following “Buyer Indemnified Parties”, (y) Company Parties; and (z) Buyer, its Affiliates and each of their respective (both present and future) officers, directors, employees, shareholders, partners, managers, members, agents, representatives and the successors and assigns of each, from and against and in respect of and to reimburse and pay the Buyer Indemnified Parties as incurred with respect to, any and all claims, demands, or suits (by any Person), losses, deficiencies, lost profits, diminutions in value, damages, Liabilities (including consequential, incidental, special and punitive damages), obligations, payments, penalties, fines, costs and expenses (including, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, compromises, fines and interest relating thereto, including attorneys’ fees and disbursements and costs of investigation in connection therewith) (collectively, “Losses”) assessed, suffered, incurred or sustained by or against any Buyer Indemnified Party by reason of, arising out of, relating to, or in connection with (i) any inaccuracy in or breach of any representation or warranty by the Company or Seller set forth herein, or in any Exhibit, certificate or schedule contemplated hereby, (ii) any breach by the Company (prior to Closing), or Seller, of any covenant of the Company or Seller hereunder or under the Seller Documents or any other document to be executed by any of them in connection herewith, (iii) all Liabilities of any Company Party relating to the operation of the Business prior to the acquisition by Buyer of the Shares, and (iv) as required by Section 7.2(e) .

                             (b)         Notice of Claim; Right to Defend. As soon as reasonably practicable, Buyer shall give to Seller written notice of any claim, Action, suit, demand or event which Buyer believes shall give rise to a claim for indemnification under Section 9.1 hereunder; provided, however, that the failure of Buyer to give such written notice as soon as reasonably practicable shall not affect the Liability of Seller hereunder, except to the extent that the rights of Seller to defend himself or to cure or mitigate the Losses are actually prejudiced thereby. Thereafter, Buyer shall furnish to Seller, in reasonable detail, such information as it may have with respect to such Action or other event, including copies of any summons, complaint or other pleading which may have been served upon any Buyer Indemnified Party or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Provided Seller, within ten (10) days after receipt of such written notice from Buyer, shall acknowledge in writing to Buyer Seller’s assumption of full responsibility for defense and indemnification with respect to such claim, action, suit or proceeding, Seller shall have the right to assume defense of such claim, action, suit or proceedings through counsel selected by Seller and reasonably satisfactory to Buyer at their expense, and to contest or compromise such claim, action, suit or proceeding. Upon such assumption of defense by Seller, Buyer shall cooperate with Seller in Seller’s conduct of such defense to the extent reasonably requested by Seller and at Seller’s expense and, so long as Seller is vigorously defending such claim, action, suit or proceeding, the Buyer Indemnified Parties shall not settle or compromise the same. Notwithstanding the foregoing, without the prior written consent of Buyer, Seller shall not be entitled to settle any claim, action, suit or proceedings the defense of which has been assumed by Seller if (i) the Losses to Buyer Indemnified Parties are not fully covered by Seller provided herein, (ii) such settlement could reasonably be expected to have a Material Adverse Effect or impose any material condition or limitation on the business, operations, prospects or condition (financial or otherwise) of Buyer or the Business, or (iii) such settlement involves a criminal matter. Notwithstanding the third sentence of this Section 9.1(b), Buyer may, by notice to Seller, assume its exclusive right to defend, compromise or settle any claim, Action, suit or proceedings at Seller’s sole expense if (x) Seller is a Person against whom the claim is made and Buyer determines in good faith that joint representation would be inappropriate, (y) Seller fails to provide reasonable assurance to Buyer of his financial capacity to defend such claim and provide indemnification with respect to such claim or Buyer reasonably determines that Seller is not vigorously defending such claim, or (z) if Buyer reasonably determines that a claim may adversely affect it, any other Buyer Indemnified Party or any of their Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement.

             9.2         Indemnification by Buyer.

                             (a)         Buyer agrees to indemnify, defend and hold harmless Seller, Key Employees and Seller’s heirs and permitted assigns (collectively “Seller Indemnified Parties”) against and in respect of any and all Losses suffered or incurred by any such party by reason of, arising out of, relating to, or in connection with (i) any breach by Buyer of any representation and warranty of Buyer set forth herein; (ii) any breach by Buyer of any covenant of Buyer hereunder or under any other document to be executed by Buyer in connection herewith; and (iii) as required by Section 7.2(e)(ii) .

                             (b)         Notice of Claim; Right to Defend. As soon as reasonably practical, Seller shall give Buyer prompt written notice of any claim, suit or demand which Seller reasonably believes will give rise to a claim for indemnification under Section 9.2; provided, however, that the failure of Seller to give such written notice as soon as reasonably practical shall not affect the liability of Buyer hereunder, except to the extent that the rights of Buyer to defend itself or to cure or mitigate the damages are actually prejudiced thereby. Thereafter, Seller shall furnish to Buyer, in reasonable detail, such information as they may have with respect to such Action or other event, including copies of any summons, complaint or other pleading which may have been served upon the Seller Indemnified Party or any written claim, demand, invoice, billing or other document evidencing or asserting the same. Seller shall designate in writing all information and documents that they furnish to Buyer pursuant to this Section 9.2(b) as being with respect to a claim, action, suit or proceeding under this Section 9.2(b) . Provided Buyer, within ten (10) days after receipt of such written notice from Seller, shall acknowledge in writing to Seller Buyer’s assumption of responsibility for defense and indemnification with respect to such claim, action, suit or proceeding, Buyer shall have the right to assume defense of such claim, action, suit or proceeding through counsel reasonably selected by Buyer at Buyer’s expense, and to contest or compromise such claim, action, suit or proceeding; provided that Buyer shall regularly inform Seller of the status of such claim, action, suit or proceeding and provide Seller the reasonable opportunity to participate in the defense or settlement of such claim, action, suit or proceeding. Upon such assumption of defense by Buyer, the Seller Indemnified Parties shall cooperate with Buyer in Buyer’s conduct of such defense to the extent reasonably requested by Buyer and at Buyer’s expense and, so long as Buyer is defending such claim, action, suit or proceeding, the Seller Indemnified Parties shall not settle or compromise the same. Notwithstanding the foregoing, Sellers may, by notice to Buyer, assumes its exclusive right to defend, compromise or settle any claim, action, suit or proceedings if Buyer is also a Person against whom the claim is made and Sellers determine in good faith that joint representation would be inappropriate.

             9.3         Limitations on Indemnification.

                             (a)         Notwithstanding anything contained herein to the contrary, the obligations of indemnification pursuant to clause (i) in Section 9.1(a) and clause (i) in Section 9.2(a) of this Agreement shall be limited as follows:

             (i)         no Buyer Indemnified Party shall be entitled to indemnification pursuant to clause (i) in Section 9.1(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $20,000, and after such amount has been exceeded, the Buyer Indemnified Parties shall be indemnified for all Losses back to the first dollar; and

             (ii)         no Seller Indemnified Party shall be entitled to indemnification pursuant to clause (i) in Section 9.2(a) hereof unless and until the aggregate dollar amount of all such claims shall have exceeded $20,000, and after such amount has been exceeded, the Seller Indemnified Parties shall be indemnified for all Losses back to the first dollar.

              (iii)       the maximum aggregate liability of either party for indemnification claims made pursuant to clause (i) in Section 9.1(a) and clause (i) in Section 9.2(a) shall each be limited to:

                             (1)         Five million dollars ($5,000,000), except that in no event shall Seller be liable for amounts in excess of the aggregate amount actually already paid and the amounts which will be paid to Seller pursuant to Section 2.4 of this Agreement, if the indemnifying party acknowledges that it is, or a court of competent jurisdiction determines, that it is responsible for the indemnification claim; or

                             (2)         The aggregate amount actually already paid to Seller pursuant to Section 2.4 of this Agreement at such time as notice of the claim is brought to Seller’s attention in the manner provided in Section 9.2(b) above, if a court of competent jurisdiction determines that the indemnifying party is not responsible for the indemnification claim.

                             (b)         No claim pursuant to Section 9.1 and Section 9.2 may be asserted under this Agreement unless either (i) the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable survival period under Section 9.4 or (ii) the party against whom the claim would be made has knowledge of the facts which are the basis of the claim before the end of the applicable survival period under Section 9.4.

                             (c)         The limitations on indemnification set forth in this Section 9.3 shall not be applicable to any claim based upon fraud or intentional misrepresentation.

             9.4         Survival. The representations and warranties of the parties as set forth in this Agreement shall survive the Closing for four (4) years following the Effective Date, and any claim based upon fraud or intentional misrepresentation shall survive the Closing indefinitely without limitation.

             9.5         Right of Offset. Buyer shall have the right to offset any Losses of Buyer Indemnified Parties under this Agreement against any amount owing by a Buyer Indemnified Party to Seller hereunder or the Seller Documents. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 10
MISCELLANEOUS PROVISIONS

             10.1      Notices. Unless otherwise provided herein, any notice, approval or disapproval, request, instruction, other document or communication to be given hereunder by any party to the other parties must be in writing and shall be deemed given (a) if by transmission by facsimile or hand delivery, when delivered (provided that such communications are concurrently sent by mail in accordance with sub-clause (b) or (c) below); (b) if mailed via the official governmental mail system, five (5) days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; or (c) if mailed by an internationally recognized overnight express mail service, two (2) days after deposit therewith prepaid. All notices shall be addressed to the parties at the respective addresses as follows:

To the Company or Seller:

David Ludwig
10 Sunset Hills Professional Center
Edwardsville, IL 62025

with a copy to:

Byron Carlson Petri & Kalb, LLC
c/o Christopher Byron
411 St. Louis Street
Edwardsville, IL 62025

To Buyer:	Heritage Global, Inc.
1 Toronto Street, Suite 700
Toronto, Ontario M5C 2V6
Attention: Allan Silber

with a copy to:

Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, TN 37201
Facsimile: 615-251-1056
Attention: Mark Manner

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 10.1.

             10.2      Exhibits and Schedules to this Agreement. All Exhibits and Schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

             10.3      Assignment; Successors in Interest. No assignment or transfer by Buyer, Seller or the Company of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto, except that without the consent of Seller or the Company, Buyer may (i) collaterally assign its rights hereunder to its lender or its Affiliate’s lender or lenders or (ii) assign its rights and obligations hereunder to any of its Affiliates, or (iii) assign its rights and obligations hereunder in connection with any sale of all or substantially all of the assets of Buyer or its Subsidiaries (or such Affiliate), or a transfer of voting control of Buyer or its Subsidiaries (or such Affiliate), including by way of merger. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign. Any assignment or transfer in violation of this Agreement will be void.

             10.4      Controlling Law; Integration. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without reference to Illinois’s choice of law rules. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof. This Agreement and each other agreement dated the date hereof or the Effective Date between Buyer, Seller, and the Company, constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

             10.5      Amendment; Waiver. This Agreement may not be amended, restated, modified, supplemented or waived except by written agreement of Buyer and Seller. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

             10.6      Severability. Any provision set forth in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties hereto waive any provision of Law that renders any such provision prohibited or unenforceable in any respect.

             10.7      Counterparts. This Agreement may be executed in two (2) or more counterparts (and the same may be delivered by means of facsimile or PDF file), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

             10.8      No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement or result in such Person, firm or corporation being deemed a third-party beneficiary of this Agreement, except that the provisions of Article 9 may be enforced by any Person who is entitled to indemnification or insurance coverage thereunder.

             10.9      JURISDICTION AND FORUM; WAIVER OF JURY TRIAL.

                             (a)         THE PARTIES HERETO AGREE THAT THE EXCLUSIVE FORUM AND VENUE FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES HERETO ARISING OUT OF THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF ILLINOIS. THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF ANY PARTY HERETO TO OBTAIN EXECUTION OF JUDGMENT IN ANY OTHER JURISDICTION. THE PARTIES HERETO FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

                             (b)         EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 10.1 OF THIS AGREEMENT.

                             (c)         EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE CONTEMPLATED TRANSACTIONS.

             10.10      Interpretation. As all parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against any party as the drafter.

             10.11      Specific Performance and Other Remedies. Seller and the Company each acknowledge that the performance of Seller’s and the Company’s obligations under this Agreement and to consummate the Contemplated Transactions are special, unique and of extraordinary character, and that, in the event that Seller or the Company breaches, threatens to breach or fails or refuses to perform any of its obligations under this Agreement, irreparable injury to Buyer shall result. Seller and the Company each agree, therefore, that in the event that any of them breaches, threatens to breach or fails or refuses to perform any of its obligations under this Agreement, Buyer shall be entitled to, in addition to any remedies at Law under this Agreement for damages or other equitable relief, specific performance of such covenant or agreement hereunder, including injunctive relief without the necessity of posting a bond.

             10.12      Expenses. Except as otherwise expressly provided in this Agreement, each of Buyer, on the one hand, and Seller (for himself and the Company), on the other hand, shall pay their respective costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including fees and expenses of their own respective financial advisors, accountants and counsel. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall pay, equally, all costs arising out of or related to the performance of an audit of the Company Party’s financial statements as required to satisfy Buyer’s SEC reporting obligations; provided that Seller shall not be obligated to pay an amount exceeding twelve thousand five hundred dollars ($12,500) and Seller shall only be required to pay such amount in the event that the transactions contemplated by this Agreement take place at Closing.

             IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

BUYER:

HERITAGE GLOBAL, INC.

By:	/s/Allan Silber
Name:	Allan Silber
Title:	President

[Buyer Signature Page to Stock Purchase Agreement]

             IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

COMPANY:

NATIONAL LOAN EXCHANGE, INC.

By:	/s/David Ludwig
Name:	David Ludwig
Title:	President

SELLER:

/s/David Ludwig
David Ludwig

[Seller Signature Page to Stock Purchase Agreement]